                                                                  Exhibit (b)(4)

                                 PROMISSORY NOTE

$415,000,000                                                    McLean, Virginia
                                                                __________, 2004


         FOR VALUE RECEIVED the undersigned, CGI GROUP INC. ("CGI"), hereby promises to pay to AMERICAN MANAGEMENT SYSTEMS, INC., a Delaware corporation (the "Holder"), at 4050 Legato Road, Fairfax, VA 22033, or at such other address the Holder may designate the principal sum of four hundred fifteen million and no/100 Dollars ($415,000,000), plus interest on the outstanding principal balance at the base rate of Citibank N.A. in effect on the date hereof, from the date of this Note until payment is made in full.

         Capitalized terms used in this Note and not otherwise defined have the meanings given to them in the Agreement and Plan of Merger, dated March 10, 2004, among CGI, CGI Virginia Corporation ("CGI Virginia") and the Holder.

         All accrued interest shall be due and payable quarterly on the last day of each calendar quarter, beginning on June 30, 2004, until this Note is paid in full (each an "Interest Due Date"). The principal and accrued, unpaid interest due under this Note shall be due and payable on June 30, 2005 (the "Due Date"); provided, however, that this Note shall be due and payable immediately in the event that CGI Virginia fails to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer by the close of business on the first Business Day following the date of this Note (the "Default Due Date").

         This Note may be prepaid at any time, in full or in part, without penalty or premium. An event of default will occur under this Note if CGI fails to pay this Note in full on the Due Date or the Default Due Date, as applicable, or fails to make a required payment on an Interest Due Date. An event of default under this Note will become a default if not cured within seventy-two hours of notice of such event of default is conveyed by the Holder to CGI; provided, however, that this Note shall be immediately due and payable, without notice or opportunity of CGI to cure, on the Default Due Date. In the case of a default, the Holder may declare the entire principal amount of this Note, including accrued interest, immediately due and payable. Such amount shall bear interest at the rate of base rate of Citibank N.A. in effect on the date hereof plus 2% per annum until paid in full. CGI shall pay all costs of collection, including reasonable attorneys fees.

         CGI hereby waives presentment, protest and demand, notice of protest, and dishonor. CGI hereby expressly consents to any extensions and renewals, in whole or in part, and all delays in time of performance which the Holder may grant at any time and from time to time, without limitation and without any notice or further consent of such persons.

         The deferral with respect to the principal sum shall not alter any obligations of CGI under the terms of this Note with respect to interest and interest shall continue to accrue pursuant to the terms of this Note.

         No failure by the Holder to exercise any right or remedy shall be deemed to be a waiver or release of such right or remedy, and any waiver or release may be effective only through a written document executed by the Holder and then only to the extent specifically recited in such document.

         This Note is assignable in whole or in party by the Holder or its successors, and shall be governed by and construed under the laws of Delaware, without regard to the principles of conflict of laws.

                              CGI GROUP INC.,
                              a Quebec corporation

                              By:
                                 ----------------------------------------------

                              Name:
                                   --------------------------------------------

                              Title:
                                    -------------------------------------------





                                       2